Exhibit 107
CALCULATION OF FILING FEE TABLE
S-1
(Form Type)

First Carolina Financial Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	1	Equity	Common stock, $0.50 par value per share	Rule 457(a)	75,000	$16.00	$1,200,000.00	0.00013810	$165.72
Fees Previously Paid	2	Equity	Common stock, $0.50 par value per share	Rule 457(a)	6,250,000	$16.00	$100,000,000.00	0.00013810	$13,810.00
Carry Forward Securities
Carry Forward Securities		—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts						$101,200,000.00		$13,975.72
	Total Fees Previously Paid								$13,810.00
	Total Fee Offsets								$0.00
	Net Fee Due								$165.72

1
1a. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
1b. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

2	2a. See note 1a. 2b. See note 1b. 2c. This Maximum Aggregate Offering Price was originally registered under 457(o) and is now converted to 457(a).